Sub-Item 77I (b): Terms of new or amended securities

      At its December 3, 2009 Board of Trustees meeting, the Board approved the creation of the Private Capital Management Value Fund (the "Private Capital Fund"), an additional series of FundVantage Trust (the "Trust"). The Private Capital Fund consists of four classes of shares: Class A, Class C, Class I and Class R shares. A description of the Private Capital Fund's shares is contained in its Prospectus and Statement of Additional Information dated May 1, 2010, which was filed in the Trust's Rule 497(c) filing on May 24, 2010.

      At its March 26, 2010 Board of Trustees meeting, the Board approved the creation of the Estabrook Value Fund and the Estabrook Investment Grade Fixed Income Fund (each, an "Estabrook Fund" and together, the "Estabrook Funds"), two additional series of the Trust. Each Estabrook Fund consists of four classes of shares: Class A, Class C, Class I and Class R shares. A description of the Estabrook Funds' shares is contained in their Prospectus and Statement of Additional Information, which was filed in the Trust's Rule 485(a) filing on February 16, 2010.